Exhibit 10.3

SECOND AMENDMENT TO

ACQUISITION AND STOCK EXCHANGE AGREEMENT

This Second Amendment to Acquisition and Stock Exchange Agreement (the “Second Amendment”) is made and entered into this 20th day of February, 2014 (the “Second Amendment Execution Date”) by and between Green Automotive Company, a Nevada corporation (“GACR”), on the one hand, and Blackhawk Manufacturing, Inc., a California corporation (“Blackhawk”), Sanders, Larios, Larios & Luevanos LLC, a California limited liability company (“SLLL”), Alan Servicios S de R.I. de C.V., a Mexican corporation (“Alan Servicios”), Lalusa Investments, a Mexican corporation (“Lalusa”), and Shelmado Transporte, a Mexican corporation (“Shelmado”) (Blackhawk, SLLL, Alan Servicos, Lalusa and Shelmado together are referred to herein as the “BMI Entities”).

RECITALS

A.  GACR and BMI Entities are parties to that certain Acquisition and Stock Exchange Agreement dated February 17th, 2014 (the “Agreement”).

B.  The parties wish to amend the Agreement in order to correct the definition of Purchase Price in the Agreement as further described below.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the terms of this Second Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendment of Agreement. This Second Amendment hereby amends and revises the Agreement to incorporate the correction to the Purchase Price as described in this Second Amendment. Except as expressly provided for in this Second Amendment, the Agreement will remain unchanged and in full force and effect. The term “Agreement”, as used in the Agreement and all other instruments and agreements executed thereunder, shall for all purposes refer to the Agreement as amended by this Second Amendment.

2.    Correction of Purchase Price in the Agreement. Section 1.2 – Purchase Price shall be omitted and amended as follows:

1.2

Purchase Price.  As consideration for the purchase of the BMI Entity Shares (the “Purchase Price”), at Closing GACR shall issue to the BMI Entity Shareholders, as set forth in Exhibit B, attached hereto and made a part hereof, that number of shares of GACR Rule 144 restricted common stock that has a fair market value of Six Million Dollars ($6,000,000), with the fair market value being .05 cents per share, (the “GACR Securities”).

Upon completion of the holding period requirement of Rule 144, GACR agrees to provide an opinion letter from GACR’s counsel instructing a transfer agent to remove the restricted legends from the BMI Shareholder certificates. GACR agrees that it will in no way purposely hinder the removal of these restricted legends and will act diligently and in good faith to help expedite this process and ensure removal is done in a timely manner.

3.    General. This Second Amendment has been executed by the parties as of the Second Amendment Execution Date, with such execution being effective as of the Effective Date of the Agreement, as that term is defined in the Agreement. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Second Amendment as of the Second Amendment Execution Date.

“GACR”	“Blackhawk”

Green Automotive Company	Blackhawk Manufacturing, Inc.,
a Nevada corporation	a California corporation

By: Ian Hobday	By: Floyd Sanders
Its: Chief Executive Officer	Its: President

“Alan Servicios”	“SLLL”

Alan Servicios S de R.I. de C.V.,	Sanders, Larios, Larios & Luevanos LLC
A Mexican corporation	a California limited liability company

By: Floyd Sanders	By: Floyd Sanders
Its: President	Its: President

“Lalusa”	“Shelmado”

Lalusa Investments,	Shelmado Transporte
a Mexican corporation	a Mexican corporation

By: Floyd Sanders	By: Floyd Sanders
Its: President	Its: President